Exhibit 10.1

AMENDMENT NO.1
TO
Settlement Agreement

AMENDMENT NO. 1 to Settlement Agreement (the “Agreement”) dated January 5, 2015 (this “Amendment”) by and between ModusLink Global Solutions, Inc., a Delaware corporation (the “Company”), and Handy & Harman Ltd., a Delaware corporation (“HNH” and together with the parties listed on Exhibit A thereto, the “Stockholder”).  Each of the Company and the Stockholder is referred to herein as a “Party” and collectively as the “Parties”.  Capitalized terms used but not defined herein shall have the meaning given to such terms in the Agreement.

WHEREAS, the Continuing Directors Committee of the Board of Directors of the Company and the Stockholder deem it advisable and in the best interests of the Company and its stockholders to amend certain provisions of the Agreement;

WHEREAS, the Board of Directors of the Company has granted waivers to the Stockholder and its Affiliates and Associates to permit their acquisition of securities of the Company up to the 45% Cap (as defined below) and the acquisition of the shares of Common Stock underlying the Warrants, in each case under Section 203 of the Delaware General Corporation Law and the Amendment to the Company’s Restated Certification of Incorporation filed with the Delaware Secretary of State on December 29, 2014;

WHEREAS, pursuant to and in accordance with Section 19 of the Agreement, the Parties desire to amend the Agreement as set forth below.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.           Paragraph (a) of Section 5. Standstill is amended and restated in its entirety to read as follows:

(a)      During the period commencing on the date hereof and ending on February 13, 2015 (the “Share Acquisition Period”), without the prior consent of a majority of the Continuing Directors or except as otherwise expressly provided below, neither the Stockholder nor any of its Affiliates shall acquire, or propose to acquire, “beneficial ownership” (as defined in Section 13(d) of the Exchange Act) of any equity securities, or rights or options to acquire any such securities (through purchase, exchange, conversion or otherwise), of the Company, including derivative securities representing the right to vote or economic benefits of any such securities, provided, that the Stockholder and its Affiliates’ ownership in the outstanding Common Stock of the Company shall not exceed forty-five (45%) of the then outstanding Common Stock when combined with other Equity Interests of the Company beneficially owned by HNH, the Stockholder or any of their respective Affiliates as of the date hereof (after giving effect to the transactions contemplated by the Investment Agreement (excluding the issuance or exercise of the Warrants)) (which, for purposes of such calculation, shall include shares of Common Stock issuable upon conversion of then-outstanding preferred stock) (the “45% Cap”) during the Share Acquisition Period,  provided, however, that, notwithstanding the foregoing restrictions (including, without limitation, the 45% Cap), the Stockholder and its Affiliates (including HNH) shall be permitted to acquire (i)  the Common Stock underlying the Warrants set forth and in accordance with the terms of the Warrants and (ii) securities as a result of, or offered pursuant to, any share division or split, share consolidation, stock/share dividend or equivalent under Delaware law, combination, recapitalization, rights offering or similar events.

2.           Effect of this Amendment.  It is the intent of the parties that this Amendment constitutes an amendment of the Agreement as contemplated by Section 19 thereof.  This Amendment shall be deemed effective as of the date hereof as if executed by both parties hereto on such date.  Except as expressly provided in this Amendment, the terms of the Agreement remain in full force and effect.

3.           Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

4.           Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

5.           Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.           Descriptive Headings.  The captions herein are included for convenience of reference only, do not constitute a part of this Amendment and shall be ignored in the construction and interpretation hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

MODUSLINK GLOBAL SOLUTIONS, INC.

By:	/s/ John Boucher
Name:	John Boucher
Title:	President and Chief Executive Officer

HANDY & HARMAN LTD.

By:	/s/ James F. McCabe Jr.
Name:	James F. McCabe Jr.
Title:	Chief Financial Officer